UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
___________

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 15, 2010

TC PipeLines, LP
(Exact name of registrant as specified in its charter)

Delaware	000-26091	52-2135448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

717 Texas Street, Suite 2400 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(877) 290-2772

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

As previously reported, the FERC issued an order on November 19, 2009 in FERC Docket No. RP10-149 instituting an investigation of Great Lakes (the “GL Rate Proceeding”) pursuant to Section 5 of the Natural Gas Act (“NGA”). The FERC alleged, based on a review of certain historical information, that Great Lakes’ revenues might substantially exceed Great Lakes’ actual cost of service and therefore Great Lakes’ rates may be unjust and unreasonable.

As a result of extensive settlement negotiations, on May 21, 2010, Great Lakes filed a stipulation and agreement (the “Settlement”) establishing the terms pursuant to which all matters in the GL Rate Proceeding would be resolved.  On June 17, 2010, the Administrative Law Judge certified the Settlement as uncontested to the FERC for its approval.  On July 15, 2010, the FERC approved the Settlement without modification.  The Settlement was reached among Great Lakes, active participants and the FERC trial staff.  As approved, the Settlement will apply to all current and future shippers on Great Lakes’ system.

Under the terms of the Settlement, reservation rates on Great Lakes’ pipeline system were reduced by eight percent and implemented effective May 1, 2010.   In addition, depreciation expense for Great Lakes’ transmission plant decreased from 2.75 percent to 1.48 percent per year.  Other depreciation rates for the plant either decreased or remained unchanged.  Long-haul reservation rates from Great Lakes’ western zone to its eastern zone declined by eight percent from $0.338 per dekatherm to $0.311 per dekatherm and various short-haul firm paths experienced similar reductions.  Rates for interruptible transportation (“IT”) service are derived on a 100 percent load factor basis of firm transportation rates, implemented effective June 1, 2010.  All other terms of the Settlement were effective May 1, 2010.

Great Lakes’ obligation to share IT revenues as established under the September 24, 1992 Stipulation and Agreement in Partial Settlement of Rate Proceedings in FERC Docket No. RP91-143 was eliminated under the Settlement, effective May 1, 2010.  On July 1, 2010, Great Lakes paid out the IT revenue sharing accumulated prior to May 1, 2010 and filed its final IT revenue sharing report with the FERC in Docket No. RP91-143-061.  Under the Settlement, Great Lakes has agreed to a revenue sharing provision with respect to revenues, both firm and interruptible, it receives in excess of $500 million during the period between November 1, 2010 and October 31, 2012, as further detailed in the Settlement.  Great Lakes will share 50 percent of any qualifying revenues collected during this period in excess of the $500 million threshold with qualifying shippers.

The Settlement rates will remain in effect through at least November 30, 2011.  The Settlement includes a moratorium on participants and customers filing any NGA Section 5 rate case to place new rates into effect prior to November 1, 2012.  There is also a moratorium on Great Lakes filing a general NGA Section 4 rate case prior to June 1, 2011 to place new rates into effect prior to December 1, 2011.  These moratoria are subject to conditions detailed in the Settlement.  In addition, the Settlement requires Great Lakes to file a NGA Section 4 general rate case no later than November 1, 2013.

The Settlement is not expected to have a material impact on the Partnership’s earnings and cash flows in the context of the current market environment.

The Partnership owns a 46.45 percent general partner interest in Great Lakes. The other 53.55 percent partner interest in Great Lakes is owned by TransCanada Corporation (“TransCanada”).  The general partner of the Partnership is TC PipeLines GP, Inc., a wholly-owned subsidiary of TransCanada.

Cautionary Statement Regarding Forward-Looking Information

This Form 8-K may include “forward-looking statements” regarding future events and the future financial performance of TC PipeLines, LP, including the expected impact of the Settlement on the Partnership’s earnings and cash flows. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Words such as “believes,” “expects,” “intends,” “would,” “may” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs, as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events and are not guarantees of performance.  Actual results may differ materially from those expressed or implied in these forward-looking statements and are subject to a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from the Partnership’s current expectations include the ultimate impact of the Settlement and other factors discussed in the Partnership’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the most recently completed fiscal year and its subsequently filed Quarterly Reports on Form 10-Q.  The Partnership disclaims any intention or obligation to update publicly or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, occurring after the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TC PipeLines, LP by: TC PipeLines GP, Inc., its general partner
By: /s/ Robert C. Jacobucci_______________ Robert C. Jacobucci Controller and Principal Financial Officer

Dated:  July 16, 2010